                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number: 000-23217
                                               ----------

                   Compass International Services Corporation
           ----------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                 One Penn Plaza
                                   Suite 4430
                            New York, New York 10119
                                 (212) 967-7770
    -------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Common Stock, par value $.01 per share
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
       -------------------------------------------------------------------
       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [X ]                Rule  12h-3(b)(1)(ii)   [  ]
          Rule 12g-4(a)(1)(ii) [  ]                Rule  12h-3(b)(2)(i)    [  ]
          Rule 12g-4(a)(2)(i)  [  ]                Rule  12h-3(b)(2)(ii)   [  ]
          Rule 12g-4(a)(2)(ii) [  ]                Rule 15d-6              [  ]
          Rule 12h-3(b)(1)(i)  [X ]

     Appropriate number of holders of record as of the certification or notice date: one (1)

     Pursuant to the requirements of the Securities Exchange Act of 1934, Compass International Services Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                      Compass International Services Corporation

                                      By:    /s/ Steven L. Winokur
                                         ---------------------------------------
                                      Name:  Steven L. Winokur
                                      Title: Chief Financial Officer and
                                              Executive Vice President

Date: August 20 , 1999
      ----------------